Exhibit 10.1

JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT (this “Agreement”) is entered into as of this 25th day of August 2025 by and among:

(a)	Connexa Sports Technologies Inc., a company incorporated under the laws of Delaware, with an address at 74 E. Glenwood Ave. #320, Smyrna, DE 19977, which trades on Nasdaq under the symbol YYAI (“YYAI”); and

(b)	JuCoin Capital Pte Ltd, a limited liability company incorporated and existing under the laws of Singapore with an address at International Plaza, 10 Anson Road #28-18, Singapore 079903 (“JuCoin”).

Each of the parties above is referred to herein as a “Party” and together as the “Parties”.

WHEREAS, JuCoin is a leader in the digital finance space, with a globally recognized cryptocurrency brand offering an all-in-one digital asset platform, blockchain infrastructure, and Web3 applications;

WHEREAS, YYAI is experienced in traditional finance, capital markets, and public company operations, with a listing on The Nasdaq Capital Market (“Nasdaq”) and compliance with regulations by the U.S. Securities and Exchange Commission (the “SEC”) and the U.S. Public Company Accounting Oversight Board (the PCAOB); and

WHEREAS, JuCoin and YYAI have agreed to work together to establish a new digital asset, or cryptocurrency, exchange, as described in greater detail below;

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.	Definitions and Interpretation

1.1	In this Agreement, the following capitalized terms shall have the definitions as follows, or as otherwise given in the provisions hereunder:

(a)	“Affiliate” shall mean in relation to any Person, any entity Controlled, directly or indirectly by that Person, any entity that Controls, directly or indirectly that Person, or any entity under common Control with that Person.

(b)	“Applicable Law” shall mean any applicable federal, state, national, provincial, territorial, foreign or local law, common law, statute, ordinance, rule, regulation, code, measure, notice, circular, opinion or order of any Governmental Authority, including any rules promulgated by a stock exchange or regulatory body.

(c)	“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, Hong Kong and Singapore are required or authorized by Applicable Law to be closed at any time between 9:00 a.m. and 5:00 p.m. in the time zone of the relevant jurisdiction.

(d)	“Company” shall mean the entity established by the parties pursuant to this Agreement which will, in turn, establish, develop, and run the Exchange.

(e)	“Company Constitution” shall mean the constitutional documents of the Company duly adopted and then in effect.

(f)	“Control” or “Controlled by” with respect to any Person means the power to direct the management or policies of a Person, whether (a) through the ownership of over 50% of the voting power of such Person or (b) through the power to appoint more than half of the members of the board of directors or similar governing body of such Person or (c) through contractual arrangements.

(g)	“Encumbrance” shall mean with respect to any security, property or asset, as the case may be, any mortgage, lien, pledge, charge, security interest, encumbrance, hypothecation, option, easement, trust, equitable interest, proxies, right of first refusal, defect in title, impediment of title, impairment of title, preemptive right or restrictions or rights of third parties of any nature (including any spousal community property rights, any restriction on the voting, transfer, receipt of any income derived from, the possession of any security, or the exercise or transfer of any other attribute of ownership of a security).

(h)	“Equity Securities” shall mean with respect to a given Person, any share, share capital, registered capital, ownership interest, partnership interest, equity interest, joint venture or other ownership interest of such Person, or any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plan or similar right with respect to such Person, or any contract of any kind for the purchase or acquisition from such Person of any of the foregoing, either directly or indirectly. Unless the context otherwise requires, any reference to “Equity Securities” refers to the Equity Securities of the Company.

(i)	“ESOP” shall mean any equity-based employee incentive plan or arrangement granted to the Directors, Officers and other personnel of the Group, or other recipients as agreed by YYAI and JuCoin, exercisable into the Equity Securities, established and adopted in accordance with the terms of this Agreement, the Company Constitution and Applicable Law from time to time.

(j)	“Exchange” means the digital asset exchange to be established and run by the Company.

(k)	“Governmental Authority” shall mean any central, state, federal, city, municipal, foreign or local governmental or quasi-governmental authority of any nature (including any governmental agency, branch, bureau, department or other entity and any court or other tribunal), any authority, body or other organization exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, and any official of any of the foregoing.

(l)	“Group” or “Group Companies” shall mean the Company and its Subsidiaries, including any entity that becomes a Subsidiary of the Company after the date of this Agreement; and each a “Group Company”.

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(m)	“Jurisdiction” shall mean the jurisdiction in which the two parties establish the joint venture and the Exchange.

(n)	“Licenses” means all approvals required to operate the Exchange, such as VASP, MSB, and other relevant regulatory licenses.

(o)	“Lock-Up Period” shall mean the period commencing on the date hereof and ending on the second anniversary of the founding of the Company, or as otherwise agreed in writing by YYAI and JuCoin.

(p)	“New Securities” shall mean any Equity Securities of the Company issued after Closing, other than: (a) any Equity Securities issued pursuant to any ESOP that is permitted in accordance with this Agreement and the Company Constitution; (b) any Equity Securities issued in connection with any share sub-division, share dividend, share consolidation or other similar event in which each Shareholder is entitled to participate on a pro rata basis; (c) any Equity Securities issued upon the exercise, conversion or exchange of any convertible securities or preferred shares that is permitted in accordance with this Agreement and the Company Constitution; and (d) any Equity Securities issued in connection with a bona fide business acquisition approved in accordance with this Agreement and the Company Constitution.

(q)	“Person” shall mean any natural person, limited liability company, joint stock company, joint venture, partnership, enterprise, trust, unincorporated organization or any other entity or organization.

(r)	“Shareholders” shall mean the members of the Company set forth in the Company’s record of members, from time to time, and each a “Shareholder”.

(s)	“Shares” shall mean the ordinary shares representing all the issued, outstanding and paid-up share capital of or capital contributions to the Company.

(t)	“Subsidiary” shall mean, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person. Unless the context otherwise requires, any reference to “Subsidiaries” refers to the Subsidiaries of the Company.

(u)	“Tax” or “Taxes” means any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education tax), property (including urban real estate tax and land use taxes), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes of any kind whatsoever, and all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any of the foregoing tax items.

(v)	“Transaction Documents” shall mean this Agreement, the Company Constitution, the Business Agreements, and any other agreements entered into between the Parties and/or other parties in connection with the Transactions on or before the Closing Date.

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(w)	“Transactions” shall mean the transactions contemplated by this Agreement and other Transaction Documents.

(x)	“Transfer” shall mean the transfer, sale, assignment, pledge, hypothecation, creation of a security interest in or any Encumbrance on, placement in trust (voting or otherwise), transfer by operation of law, by gift or other disposition in any way, whether or not voluntarily.

(y)	“U.S. GAAP” shall mean United States Generally Accepted Accounting Principles.

1.2	Interpretation

(a)	When reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated.

(b)	The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)	The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(d)	If any payment hereunder would have been due and payable on a date that is not a Business Day, then such payment shall instead be due and payable on the first Business Day after such date.

(e)	When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.

(f)	References to any agreement, contract or document are references to that agreement, contract or document as may be amended, restated, consolidated, supplemented, novated, replaced or otherwise modified from time to time.

(g)	Unless the context of this Agreement otherwise requires: (i) words denoting any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement; (iv) all references to “$” are to U.S. dollars; and (v) unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the hundredth decimal place.

2.	Company Incorporation and Execution of Transaction Documents

2.1	Incorporation

(a)	Within 120 days of the date of this Agreement, YYAI shall establish and register the Company under the laws of the Jurisdiction in compliance with the other provisions of this Agreement. YYAI and JuCoin shall be the only two shareholders of the Company. Initially, the capitalization of the Company shall consist of 100,000 ordinary shares, 51,000 of which will be owned by YYAI and the balance owned by JuCoin.

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(b)	The name of the Company shall be aiRWA Limited or as mutually agreed between the Parties and approved by the relevant corporate authority in the Jurisdiction. The name of the Exchange shall be aiRWA, or as otherwise agreed by the Parties.

(c)	YYAI shall appoint three directors of the Company, and JuCoin shall appoint two directors of the Company and secure from them required documents, such as duly completed and executed consents to act, if required.

(d)	As soon as practicable after incorporation, YYAI and JuCoin shall procure that the Company enter into an agreement with YYAI and JuCoin whereby (i) the Company is added as an additional party to this Agreement to enjoy all rights and undertake all obligations in the capacity as the “Company”, (ii) to the extent applicable, the terminologies and mechanisms with respect to the share capital, issuance of shares, corporate governance of and closing deliverables for the Company in this Agreement shall be adjusted in accordance with Applicable Law and (iii) the Company shall acknowledge and accept all the terms of the Agreement with effect from the date of its incorporation.

(e)	Promptly following incorporation of the Company, the Parties shall cooperate to establish and register one or more wholly owned Subsidiaries of the Company as limited liability companies under the laws of such jurisdictions as may be agreed by YYAI and JuCoin if the Parties determine that a subsidiary in a particular jurisdiction is advisable for the Company’s operations, including (i) to operate the Exchange, (ii) to provide secure custody of digital assets, and (iii) to provide fiat on/off ramps, cross-border payments and settlement services.

(f)	In the event that any of the terminologies or mechanisms relating to the corporate matters of the Company set out in this Agreement turns out to be inapplicable or non-compliant with any Applicable Law, the Parties shall use all reasonable endeavors to adjust, in good faith, the relevant terminologies and mechanisms hereunder in accordance with the Applicable Law of the Jurisdiction, the effect of which is as close as possible to the intended effect of the provisions herein before such adjustment.

2.2	Business Agreements

At and following the Closing, YYAI, the Company and JuCoin shall enter into one or more agreements detailing the business, operational and compliance provisions set out in Section 3, including in relation to the Subsidiaries described in Section 2.1(e) (each, a “Business Agreement”).

2.3	Voting Agreement

Each Shareholder shall vote its Shares at any regular or special meeting of the Shareholders or execute proxies or written consents, as the case may be, in accordance with the Company Constitution and in conformity with the specific terms and provisions of this Agreement, and shall take all other actions (including by causing any Directors on the Board to vote in favor of any required resolution or other actions necessary) to give effect to the provisions of this Agreement and other Transaction Documents (to the extent permitted by Applicable Law) and (to the extent permitted by Applicable Law) to cause such necessary alterations to be made to the Company Constitution (and to the extent applicable, the charter documents of any other Group Companies) as are required so as to remove any conflict between the provisions of this Agreement and the Company Constitution (and to the extent applicable, the charter documents of any other Group Companies).

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3.	Business and Operations; Corporate Governance

3.1	Business

(a)	Business. The Parties agree that following the Closing, the Company, and the Subsidiaries, if any, shall found and operate the Exchange, to be called “aiRWA” to reflect its focus on real-world assets in the form of RWA crypto, as well as the deep integration of artificial intelligence in its operations. The Exchange, directly by the Company or through various Subsidiaries, shall provide related services, such as digital asset custody and settlement services, digital asset management services, digital currency payment solutions for cross-border trades, spot and derivatives trading (where permitted), an institutional-grade OTC desk, and more, all while striving for unparalleled levels of transparency, compliance and security (collectively, the “Business” of the Company) in each case in accordance with this Agreement, the Company Constitution and Applicable Laws and in each case as described more specifically in the relevant Business Agreements.

The Company and its Subsidiaries shall also aim to offer deep liquidity and high-efficiency market matching of major cryptocurrencies; advanced cross-chain technology for seamless interoperability to facilitate asset and data interoperability across blockchains; institutional-grade custody, risk controls and security frameworks; support for multi-asset algorithmic trading and high-frequency trading strategies; NFTs, DeFi tokens and derivatives; and a platform tailored for both retail and institutional clients.

(b)	Regulatory compliance. The Parties agree that the Company shall strive to adopt best practices in the cryptocurrency and broader digital assets space, including in respect of:

(i)	securities and futures regulation, including the regulations of the SEC and the U.S. Commodities and Futures Trading Commission (the CFTC);

(i)	anti-money laundering (AML) procedures and know-your-customer (KYC) requirements, such as the Financial Action Task Force (FATF) Travel Rule, the U.S. Treasury Department’s Financial Crimes Enforcement Network (FinCEN) pronouncements and the regulations published by the U.S. Treasury Department’s Office of Foreign Assets Control (OFAC);

(ii)	sanctions, including screening for politically exposed persons and compliance with requirements in the economic sanctions laws, regulations, embargoes and restrictive measures administered, enacted or enforced by the U.S. government, the United Nations, the European Union and the governmental institutions and agencies of any other relevant jurisdiction;

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(iii)	data privacy, including the European Union’s General Data Protection Regulation (GDPR), Singapore’s Personal Data Protection Act 2012 (PDPA), Hong Kong’s Personal Data (Privacy) Ordinance (PDPO), and U.S. data protection standards; and

(iv)	cybersecurity, such as SOC 2 and ISO 27001.

(c)	Licensing requirements. The parties agree that the Company shall use commercially reasonable efforts to secure all licenses required to operate in the major financial centers of the world as well as the countries in which it has operations or in which a substantial number of its customers are based, including virtual asset service provider (VASP) licenses and money services business (MSB) licenses.

(d)	Other corporate policies. The parties agree that the Company shall create and maintain policies to guard against wash trading, insider trading and other forms of market manipulation. The Company shall also ensure strict segregation of client assets. The Company shall deploy systems to generate compliance reports at least quarterly and also implement an effective whistleblower policy to help identify where its policies are being undermined or are inadequate. Finally, the Company and its auditor shall negotiate to include the effectiveness of the Company’s internal controls in the remit of the audit.

(e)	Public reporting. For as long as the Company’s financial results are consolidated with YYAI’s, the Parties agree that the Company shall align with SEC and Nasdaq disclosure rules, providing information to YYAI suitable for disclosure on Forms 8-K, 10-Q and 10-K. Any material event, such as a cyberattack or token hack, the imposition of a regulatory sanction against the company or the filing of a material lawsuit shall be reported promptly to YYAI.

(f)	Insurance. The Parties agree that, where commercially feasible, the Company shall carry at least business interruption insurance, insurance sufficient for the digital assets that it holds in custody, and insurance adequate to cover potential liability to users.

3.2	Board of Directors

(a)	General

(i)	Subject to Applicable Law and the Company Constitution, and except as otherwise expressly set forth herein, the management of the Company and its Subsidiaries shall be vested in the board of directors of the Company (the “Board”), which shall have all of the Company’s powers and authorities, and may perform in its name all the acts to the maximum extent permitted by the Company Constitution and Applicable Law.

(ii)	The Directors may meet to transact business, to adjourn their meetings or to organize them otherwise as they shall deem fit. Each Director shall be entitled to call a meeting and to place items on the agenda. The Board shall convene a meeting at least once every year on a date to be determined in coordination among the Directors.

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(b)	Composition

(i)	The Board shall consist of five directors (each, a “Director”) following the Closing. YYAI shall have the right to appoint (and remove or designate) three Directors, and JuCoin shall have the right to appoint (and remove or designate) two Directors. To the extent required under Applicable Law, each Party undertakes to use its voting rights in its capacity as a Shareholder to appoint such designees, as designated by the other Party pursuant to the foregoing, as Directors.

(ii)	YYAI shall be entitled to appoint the Chairman, who will not have a casting vote at any meeting of the Board. If the Chairman is not present at any meeting of the Board, the Directors present may appoint any one of their number to act as Chairman for the purposes of the meeting.

(iii)	The term of office of each Director shall continue until such Director’s successor is elected and qualified or until such Director’s earlier resignation or removal. So long as this Agreement remains in force, the Directors shall not be required to retire unless so requested by the Party that has the right to designate the relevant Directors.

(iv)	Each Party is entitled to require the removal of any Director nominated and appointed by it and to provide for a successor nominee by written notice to the Company. Should any vacancy otherwise occur on the Board, such vacancy shall be filled forthwith by the appointment of a nominee by the Party whose designated Director has departed the Board. At the time of the completion of any sale, assignment, transfer or other disposition of all of the Shares held by a Shareholder, the departing Shareholder shall use its best endeavors to procure the resignation of each Director appointed by it and a written acknowledgement from such Directors that they have no claims against the Company.

(v)	Notwithstanding anything above under this Section 3.2, Shareholders may terminate and remove a Director for cause in accordance with Applicable Law, provided that the replacement of such Director shall be designated and appointed in accordance with this Section 3.2(a), and further provided that the Shareholders supporting such removal shall provide a written notice to the Shareholder that is entitled to remove or replace such Director, such notice to indicate the cause and include supporting documents to the extent available, at least seven days prior to removal pursuant to this Section 3.2(a). In this context, “for cause” refers to a breach of such Director’s obligations toward the Company (or Subsidiary) under the Company Constitution, contract, or Applicable Law, or to a Director ceasing to be eligible to serve as a Director under Applicable Law.

(c)	Quorum. Following Closing, unless otherwise provided under this Section 3.2(b), a quorum for meetings of the Board shall be the presence of at least one of the Directors nominated by YYAI and one of the Directors nominated by JuCoin. If within half an hour from the time scheduled for the meeting, a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same place and time. If a quorum is not present at the adjourned meeting within half an hour from the time scheduled for the meeting, then any Director(s) present at the adjourned meeting shall be a quorum, and a simple majority of the voting power of all the Directors present at the adjourned meeting shall, subject however to the provisions of Section 3.9 herein and the presence of the minimum number of Directors required by Applicable Law, be entitled to resolve in respect of the matters for which the original meeting was convened. No business shall be transacted at any adjourned meeting except for business which might lawfully have been transacted at the meeting as originally called.

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(d)	Meeting by Telecommunication. The Board may hold meetings using any means of communication, provided that all of the Directors participating can hear one another and can be heard at the time the meeting takes place, as well as in any other manner permitted by Applicable Law. If the meeting is held in person, attendance by telecommunication must be available to the Directors. A Director participating in the meeting via telecommunication shall be deemed to be present in person at the meeting and shall be counted toward a quorum and entitled to vote. All resolutions agreed by the Directors in such meeting shall be deemed to be as effective as a resolution passed at a meeting in person of the Directors duly convened and held.

(e)	Voting. Each Director shall have one vote at the meetings of the Board. Unless Applicable Law or this Agreement (including under Section 3.9 below) or the Company Constitution provides otherwise, at all meetings of the Board, no decision may be made and no resolution may be passed unless it is approved by a simple majority (i.e., more than 50%) of votes of the Directors present and voting. Each Director shall have one vote in respect of each resolution submitted to the Board. No Director shall have a casting or second vote.

(f)	Notice

(i)	All notices of meetings of the Board shall state the nature of business proposed to be transacted thereat and shall be given to all Directors in writing. Notice of a meeting of the Board shall be dispatched to all Directors not less than five Business Days before the date appointed for the holding of the meeting, unless all the Directors agree to have a shorter notice period.

(ii)	Notice of a meeting of the Board may be waived if so agreed by all the Directors. Such waiver of notice of meeting may be given by each Director at any time, and the presence of a Director in such meeting shall constitute a waiver of such notice.

(g)	Location. Meetings of the Board shall take place at any location that the Directors may from time to time agree on and, without prejudice to the other provisions herein, shall be convened in accordance with the Company Constitution at such time or times as may be required.

(h)	Unanimous Written Resolutions. A resolution in writing signed by all the Directors then in office and lawfully entitled to vote thereon shall be deemed to have been unanimously adopted by a meeting of the Board duly convened and held. Any such resolution may consist of several documents in like form, each signed by one or more Directors. The expressions “in writing” and “signed” include approval by electronic communication by any such Director.

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(i)	Minutes

(i)	The Board shall cause minutes to be duly recorded regarding the names of the Directors present at each meeting of the Board and the proceedings and resolutions of general meetings and of meetings of the Board. Any minutes as aforesaid of a meeting of the Board, if purporting to be signed by the Chairman of such meeting, shall be accepted as prima facie evidence of the matters therein recorded.

(ii)	Minutes of all meetings of the Board, together with the relevant board papers, shall be held on file by the Company secretary.

(j)	Committees. The Board may, from time to time after Closing, form any committees (including a nomination committee and a compensation committee) as it deems necessary for the operation of the Group and may designate members of such committee (to be composed of persons appointed by YYAI and JuCoin in proportion to the number of Directors they are entitled to designate under this agreement), provided that the function, authority, decision making mechanism and operation of any of the committees shall be subject to the delegation and authorization by the Board in each case in accordance with this Agreement and the Company Constitution and subject always to Section 3.9.

3.3	Shareholders’ Meetings

(a)	Quorum. Unless otherwise provided under this Section 3.3, a quorum for shareholders’ meetings of the Company shall be the presence, in person or by proxy, of at least two Shareholders, holding Shares of in aggregate not less than 25% of the issued share capital of the Company. A meeting shall be called within 21 days if such is requested by one of the Shareholders. Notwithstanding the foregoing, if within half an hour from the time scheduled for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the following week at the same time and place, or to such other date, time and place as the Board may determine. If a notice of the adjourned meeting has been given to the Shareholders, and a quorum is not present at the adjourned meeting within half an hour from the time scheduled for the meeting, then any Shareholders present at the adjourned meeting, shall be a quorum, and a simple majority of the voting power of the Shareholder(s) present at the adjourned meeting shall be entitled to resolve in respect of the matters for which the original meeting was convened, subject however to the provisions of Section 3.9 below and the presence of the Shareholders holding the minimum percentage of issued share capital of the Company or otherwise required by Applicable Law. No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.

(b)	Meeting by Telecommunication. The Shareholders may hold meetings using any means of communication, provided that all of the Shareholders participating can hear one another and be heard at the time the meeting takes place, as well as in any other manner permitted by Applicable Law. If the meeting is held in person, attendance by telecommunication must be available to the Shareholders. A Shareholder participating in the meeting via telecommunication shall be deemed to be present in person at the meeting and shall be counted toward a quorum and entitled to vote. All resolutions agreed by the Shareholders in such meeting shall be deemed to be as effective as a resolution passed at a meeting in person of the Shareholders duly convened and held.

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(c)	Unanimous Written Resolutions. Notwithstanding anything contained herein, Shareholders’ resolutions may be passed outside meetings by way of written resolution if all the Shareholders have signed such resolution, unless Applicable Law mandatorily requires otherwise. Any such resolution may consist of several documents in like form, each signed by one or more Shareholders. The expressions “in writing” and “signed” include approval by electronic communication by any such Shareholder.

(d)	Voting

(i)	Except as otherwise expressly set forth herein (including under Section 3.9 below) or in the Company Constitution, or required otherwise by Applicable Law which shall require the consent of a higher threshold of the affirmative votes of Shareholders, Shareholders’ resolutions shall be passed with simple majority (i.e., more than 50%) of the votes cast at a meeting of the Shareholders (i.e., a simple majority of the voting power in the Company present at such a meeting).

(ii)	Any resolution put to a vote at a shareholders’ meeting shall be decided by poll. All Shares shall be of the same class and shall carry one vote per share on all matters submitted to a vote of the Shareholders at a shareholders’ meeting.

(e)	Notice. Subject to compliance with Applicable Law, at least 14 days’ written notice of each shareholders’ meeting must be given to each Shareholder specifying the date, time and place of the meeting, and the business to be transacted thereat. If all Shareholders agree in writing to a shorter period of notice, then any meeting called at such shorter period of notice shall be deemed to be properly called. Unless all the Shareholders agree otherwise, no business may be transacted at a shareholders’ meeting other than as set out in the notice of meeting delivered to the Shareholders.

(f)	Location. Subject to compliance with Applicable Law, meetings of the Shareholders shall take place at any location that a majority of the Directors or Shareholders may from time to time agree on. Each Shareholder shall use all reasonable efforts to attend each meeting of which reasonable notice has been given.

(g)	Minutes. Minutes of all meetings of the Shareholders shall be held on file by the Company Secretary.

3.4	Company Subsidiaries

In the event that the Company establishes or acquires any Subsidiaries, the Company (and the other Parties) shall procure that the constitutional documents of such Subsidiaries, as of the Closing (or as of the establishment or acquisition of such Subsidiary, if later than the Closing), shall reflect the governance arrangements included in this Agreement subject to Applicable Law. For the avoidance of doubt, the composition and rules of the board of directors of the Subsidiaries shall reflect those set forth in this Agreement, and such Subsidiaries shall not take any action set out under Section 3.9 below without obtaining the approval of both Parties.

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3.5	Officers

(a)	The Board shall form a nomination committee which consists of one member nominated by YYAI and one member nominated by JuCoin for the purpose of recommending to the Board candidates to serve as Officers of the Company, and the Board shall have the authority to appoint and dismiss Officers. “Officers” shall mean the chief executive officer or general manager or a similar position, the chief financial officer, the chief operating officer, the chief marketing officer, and all other employees in a managerial role directly subordinate to the chief executive officer or to the Board or as required by Applicable Law.

(b)	The Company shall (and the Parties shall cause the Company to) enter into indemnification and exculpation agreements with each of the Directors, and shall consider providing directors’ and officers’ liability insurance coverage, as is customary for companies in the size and industry of the Company.

3.6	Operating Plan and Budget

(a)	The Company will conduct its operations substantially in accordance with an annual operating plan, an operating budget and a capital budget (collectively, the “Operating Plan and Budget”) to be approved by the Board, including at least one Director designated by each Party.

(b)	If an Operating Plan and Budget in respect of a financial year is not prepared and approved before the end of the preceding financial year, the last approved Operating Plan and Budget for such preceding financial year will remain in effect, mutatis mutandis, and be carried over as the operating plan and budget for the next year.

3.7	Location of Office

The Company shall establish and maintain a principal office at such place as YYAI and JuCoin mutually determine and may establish and maintain other offices at such locations as the Board may determine.

3.8	Parties’ Continuing Obligations

Upon and after the Closing, each of YYAI and JuCoin, in its capacity as the direct or indirect shareholder of the Company, shall take all actions (including, by causing its nominated Directors on the Board to vote in favor of any required resolution or other actions necessary) to implement, execute and comply with the governance arrangements set out under this Section 3, and shall support and facilitate the conduct of Business by the Company and its Subsidiaries.

3.9	Material Decisions

(a)	Subject to Applicable Law, except for those actions that are necessary to be taken to effect the Transactions, all decisions of any Group Company on the matters set forth below shall, in each case, require the consent of both YYAI and JuCoin for as long as the Party in question, together with its group companies, holds in aggregate, directly or indirectly, at least 20% of the total outstanding shares of the Company:

(i)	selling all or substantially all of the assets of any Group Company that has substantial assets or substantial business operations;

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(ii)	merging or consolidating any Group Company (other than any for the purpose of intra-Group restructuring);

(iii)	amending any Group Company’s organizational documents, other than amendments that are immaterial or of an administrative nature which do not adversely affect the rights of YYAI or JuCoin; and

(iv)	any voluntary liquidation, dissolution or winding up of any Group Company (other than any internal reorganization or restructuring of the shares of any Group Company that does not involve a concession to any creditor of the Group Company).

3.10	Dividends

(a)	Subject to any capital requirements, statutory provision or reserves required under Applicable Law, the Board shall decide from time to time on the dividend amount that shall be distributed by the Company on a yearly basis in accordance with the pro-rata holdings of YYAI and JuCoin.

(b)	Neither party is guaranteed to receive any specific return on its investment, or any return at all, or any specific dividend or distribution, or any at all.

3.11	Accounts, Records and Information

(a)	At the first meeting of the Board following Closing, the Directors shall appoint the Company’s auditors to audit the financial statements of the Company and to perform such other accounting and financial duties as required by Applicable Law. The financial books and records of the Company, including the financial statements, shall be in the English language, be denominated in U.S. dollars, and conform to U.S. GAAP.

(b)	Subject to Section 11 (Confidentiality), the Company shall deliver to each Shareholder, the following financial information: (i) as soon as practicable, but in any event no later than 30 days after the end of each quarter of each fiscal year, unaudited financial statements of the Company as of the end of such quarter, including an unaudited consolidated balance sheet of the Company as of the end of each such period and unaudited consolidated statements of income, of shareholders’ equity and of cash flow of the Company for such period and, in the case of the first, second and third quarterly periods, for the period from the beginning of the fiscal year to the end of such quarterly period, setting forth in each case in comparative form the U.S. dollar-denominated figures for the corresponding period of the previous fiscal year, all in reasonable detail; and (ii) as soon as practicable, but in any event no later than 90 days after the end of each fiscal year, audited financial statements of the Company as of the end of such fiscal year, including any notes thereto and a consolidated balance sheet of the Company as of the end of such year, as well as statements of income, of shareholders’ equity and of cash flow of the Company for such year, setting forth in each case in comparative form the U.S. dollar-denominated figures for the previous fiscal year, all in reasonable detail, prepared in accordance with U.S. GAAP, applied on a basis consistent with that of the preceding fiscal year.

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(c)	Without derogating from any of the foregoing, in the event that a Shareholder is required by any Applicable Law due to such Party, or such Party’s Affiliates (direct or indirect), being publicly traded or otherwise subject to public or other regulatory filing regulations to disclose any information or data of or with respect to the Company (in addition to the financial statements that shall be provided under Section 3.11(b)), the Company shall furnish to such Shareholder within 30 days, such information and data with respect to the Company as such Party may from time to time request in order to comply with reporting, disclosure, filing, audit, accounting, regulatory, tax or other similar requirements imposed on such Party and its Affiliates by Applicable Law. The Shareholders agree that they will use their best efforts not to disclose Confidential Information of the Company, will receive advice of legal counsel that any such disclosure is legally required before so disclosing, and will minimize any such disclosure to the maximum extent allowed under Applicable Law, disclosing only the minimum information required by the relevant Applicable Law.

4.	New Securities; Share Transfers

4.1	New Securities

(a)	If at any time, and from time to time after Closing, the Company proposes to grant, issue or sell any New Securities, the Company shall afford, prior to such grant, issuance or sale, to each of the Shareholders the preemptive right to purchase a portion of the New Securities equal to such Shareholder’s pro-rata share. Each Shareholder shall have a right of over-allotment as provided below such that if any Shareholder declines or fails to exercise its right hereunder to purchase its pro-rata share of the New Securities in full, each other Shareholder exercising its preemptive right hereunder may purchase such available portion, on a pro-rata basis.

For the purposes of this Section 4.1, each Shareholder’s “pro-rata share” is the ratio of (a) the total number of issued and paid-up Shares held by such Shareholder to (b) the total number of issued and paid-up Shares held by all Shareholders immediately prior to the issuance of any New Securities.

If any Shareholder fails to elect to purchase its full pro-rata share of an offering of New Securities, then such remaining New Securities (the “Over-Allotment Securities”) shall be made available to each Shareholder who has elected to purchase all or part of the Over-Allotment Securities (the “Additional New Shares”) on the same price and terms as indicated on the Issuance Notice. Each such Shareholder is entitled to be allocated the lesser of (x) the amount of the Additional New Shares and (y) the product obtained by multiplying (i) the amount of the Over-Allotment Securities by (ii) a fraction, the numerator of which is the number of Equity Securities held by such Shareholder and the denominator of which is the aggregate number of Equity Securities held by all the Shareholders who elected to purchase the Over-Allotment Securities.

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(b)	In the event that the Company proposes to grant or issue New Securities, it shall give each Shareholder a written notice (an “Issuance Notice”) of its intention, describing the type of New Securities, their price and the other terms upon which the Company proposes to grant or issue the same, and the number of New Securities each Shareholder has the right to purchase under this Section 4.1. Each Shareholder shall have 15 days after receipt of the Issuance Notice to notify the Company of its election to exercise its preemptive right upon the terms and conditions specified in the Issuance Notice by giving a written notice to the Company stating (i) its election to exercise its pre-emptive right to purchase all or any portion of its pro-rata share of the New Securities, and (ii) if it so elects, its right of over-allotment to purchase all or any portion of the Over-Allotment Securities and the maximum amount of New Securities elected to be purchased by it. In no event shall a Shareholder be obligated to purchase more than the maximum amount of New Securities it agreed to purchase.

(c)	The Company shall have 30 days after the expiration of the aforesaid 15-day period to sell to a third party the remainder of the New Securities with respect to which the Shareholders failed or declined to exercise their pre-emptive right and over-allotment right pursuant to this Section 4.1, at a price and upon terms no more favorable to such third party than specified in the Issuance Notice to the Shareholders. In the event the Company has not sold the New Securities within the 30-day period, the grant, issuance or sale of the New Securities shall again be subject to the provisions of this Section 4.1.

4.2	Restriction on Share Transfers

(a)	During the Lock-Up Period, each of the Shareholders irrevocably agrees that it will not directly or indirectly Transfer any of the Equity Securities of the Company held by it, or enter into a transaction that would have the same effect, unless such Shareholder receives the approval of the other Shareholder(s), or such Transfer is allowed under Section 4.2(b) or such Transfer is exempted under Section 4.6.

(b)	Without prejudice to the above Section 4.2(a), any transfers that are part of an internal reorganization whereby the transferred securities continue to be owned by a company within the respective Shareholder’s corporate group shall be permitted without restriction and subject only to Applicable Law.

(c)	If there is any attempted direct or indirect Transfer in violation of this Agreement, (i) such Transfer shall be void and of no force and effect and shall not be honored by the Company, (ii) no dividend of any kind or any distribution pursuant to any liquidation, redemption or otherwise shall be paid by the Company to the purported transferee in respect of the Equity Securities under such Transfer, (iii) the voting rights of such Shares, if any, shall terminate, and (iv) neither the transferring Shareholder nor the purported transferee shall be entitled to exercise any rights with respect to such Equity Securities until such Transfer in breach of this Agreement has been rescinded.

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4.3	Legend on Share Certificates

All share certificates of the Company issued in physical form to any of the Shareholders thereof, shall bear the following legend, as well as any other legends required under any Applicable Law:

“THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.”

4.4	Additional Parties

No Shareholder hereto shall Transfer any of its Equity Securities in the Company to any third party, other than in compliance with this Section 4 and subject to such third party executing and delivering to the Company and to the other Parties hereto a joinder agreement, in a form to be agreed by the Parties, whereby such third party shall assume the rights and obligations with respect to such Equity Securities hereunder.

4.5	No Circumvention

No direct or indirect Transfer of any Equity Securities in the Company shall be permitted unless such Transfer is conducted in compliance with all Applicable Laws, this Agreement and the Company Constitution then in effect. Subject to Sections 4.2 and 4.6, each Shareholder agrees not to circumvent or otherwise avoid the transfer restrictions or intent thereof set forth in this Section 4, whether by holding the Equity Securities indirectly through another Person or by causing or effecting, directly or indirectly, the Transfer or issuance of any Equity Securities in such Shareholder or another Person or otherwise. Any Transfer or attempted Transfer of any Equity Securities not made in compliance with this Section 4 shall be null and void ab initio and shall not be entered into the Company’s register of members, and the purported transferee in any such Transfer shall not be treated (and the purported transferor shall continue be treated) as the owner of such Equity Securities for all purposes of this Agreement. With respect to indirect Transfers, the provisions of Section 4.2(c) shall apply mutatis mutandis to the Shares of the Company underlying such indirect Transfer.

4.6	Exempted Transfers

Section 4.2 shall not apply to (i) any Transfer of Equity Securities in accordance with any ESOP then adopted by the Company in accordance with this Agreement and the Company Constitution then in effect or (ii) any bona fide Transfer of the publicly traded stocks of any Shareholder or any direct or indirect shareholder of any Shareholder (for the avoidance of doubt, including any bona fide trading of shares of YYAI publicly listed on Nasdaq).

5.	Closing; Completion Funding

5.1	Closing

Unless this Agreement is terminated earlier pursuant to Section 12 below, the closing of the transactions contemplated hereby (the “Closing”) shall take place remotely, by electronic means (via email and/or PDF) or by such other means as the Parties shall agree, at 10:00 a.m. New York time, on a date to be specified in the Closing Notice which shall be delivered after the satisfaction or waiver of each of the Closing Conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) or at such other time as the Parties may agree (the “Closing Date”).

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5.2	Transactions at Closing

At Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

(a)	Closing Deliverables of YYAI

(i)	At Closing, YYAI shall pay or cause to be paid $250,000,000 (the “YYAI Investment Amount”) to the Company by transfer of immediately available funds in US dollars or of stablecoin, Ethereum or Bitcoin, or any combination thereof.

(ii)	At Closing, YYAI shall deliver to JuCoin and the Company, the following:

(A)	Copies of duly adopted board resolutions of YYAI approving the Transaction Documents and the Transactions;

(B)	A countersigned copy of each of the Business Agreements that shall take effect on or prior to Closing and to which YYAI or any of its Affiliates is a party, if not delivered earlier; and

(C)	A copy of the wire instructions evidencing payment of the YYYAI Investment Amount to the Company.

(b)	Closing Deliverables of Jucoin

(i)	At Closing, JuCoin shall pay or cause to be paid $250,000,000 (the “JuCoin Investment Amount”) to the Company by transfer of immediately available funds in US dollars or of stablecoin, Ethereum or Bitcoin, or any combination thereof.

(ii)	JuCoin shall deliver to YYAI and the Company, the following:

(A)	Copies of duly adopted board resolutions of JuCoin approving the Transaction Documents and the Transactions;

(B)	A countersigned copy of each of the Business Agreements that shall take effect on or prior to Closing and to which JuCoin or any of its Affiliates is a party, if not delivered earlier; and

(C)	A copy of the wire instructions evidencing payment of the JuCoin Investment Amount to the Company.

(c)	Closing Deliverables of Company

(i)	In consideration for the payment referred to in Section 5.2(a)(i), the Company shall transfer to YYAI common shares of the Company representing 51% of the Company’s share capital, free from all Encumbrances and with all rights attached thereto at the Closing Date, if such shares have not already been delivered to YYAI. This shall include, if not already done, (x) delivering a share certificate, duly completed in the name of YYAI, reflecting its ownership of such shares and (y) duly registering YYAI as the holder of such shares in the Company’s updated record of shareholders dated the Closing Date and delivering to YYAI a copy of such updated record of shareholders.

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(i)	In consideration for the payment referred to in Section 5.2(b)(i), the Company shall transfer to JuCoin common shares of the Company representing 49% of the Company’s share capital, free from all Encumbrances and with all rights attached thereto at the Closing Date, if such shares have not already been delivered to JuCoin. This shall include, if not already done, (x) delivering a share certificate, duly completed in the name of JuCoin, reflecting its ownership of such shares and (y) duly registering JuCoin as the holder of such shares in the Company’s updated record of shareholders dated the Closing Date and delivering to JuCoin a copy of such updated record of shareholders.

(ii)	The Company shall deliver to each of YYAI and JuCoin copies of duly adopted board resolutions and shareholders’ resolutions of the Company approving the Transaction Documents and the Transactions.

(iii)	The Company shall deliver to the relevant Parties (if not delivered earlier) a countersigned copy of each Business Agreement and other Transaction Document to which it is a party and which shall take effect or be delivered on or prior to Closing.

5.3	Closing Conditions

The respective obligations of YYAI and JuCoin to effect (or, as applicable to cause the Company to effect) the Closing shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (“Closing Conditions”), any of which may be waived:

(a)	No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of preventing, enjoining, restraining, prohibiting or otherwise making the Transaction Documents or the Transactions illegal.

(b)	Accuracy of Representations. Each of the representations and warranties of the other Parties set forth in this Agreement shall be true, correct, and complete in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date).

(c)	Compliance with Interim Period Obligations. The other Parties shall have performed and complied with all covenants and obligations under each of the Transaction Documents required to be performed and complied with by it at or prior to the Closing Date.

(d)	Bank Account. The Company shall have opened a bank account with a reputable international bank, at such place as YYAI and JuCoin have mutually determined, which has cleared all requirements and procedure requisite for receiving funds from both Shareholders, including any in respect of anti-money laundering examination or “know-your-customer” review or otherwise, such that the bank account is available for receiving the amounts to be paid by YYAI and JuCoin, respectively, on or prior to the Closing Date.

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6.	Representations and Warranties

6.1	Representations and Warranties of the Company, YYAI and JuCoin

Each of the Company, YYAI and JuCoin represents and warrants to each of the other two that, with respect to itself, each statement contained in this Section 6.1 is true and accurate as of the date of this Agreement, and will be true and accurate as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Section 6.1), except to the extent any statement expressly speaks as of a specific date, in which case as of such specific date.

(a)	Registration. It is a company duly registered and in good standing and existing under the laws of its jurisdiction of incorporation as described in the beginning paragraph hereof, and has the capacity to sue and be sued and has full power and authority (including all the requisite corporate power) to enter into and perform its obligations under the Transaction Documents to which it is a party.

(b)	Execution and Enforceability. The execution, delivery and performance by it of the Transaction Documents to which it is a party and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by it and, assuming the due execution and delivery by the other Party (or Parties), constitutes a valid and binding obligation of such Party enforceable against it in accordance with the terms of this Agreement.

(c)	Consents and Approvals. No consent, approval, order, license, permit, action by, or authorization of any Governmental Authority, has not been obtained by it in connection with the valid execution, delivery, and performance of this Agreement by it and all the Transactions. All other third-party consents and approvals (including the written consent of any lender under any facility agreements) necessary for entering into or consummating the Transactions on the terms and conditions set forth herein and therein have been duly given or obtained and are in full force and effect and not subject to appeal.

(d)	Contractual Conflict. The execution, delivery and performance by it of this Agreement or any other Transaction Document to which it is a party, and the Transactions hereunder or thereunder, will not result in any violation of and will not conflict with or result in any breach of any Applicable Law or of the terms and conditions of its constitutional documents and/or any other agreement or instrument by which it is bound.

(e)	Financial Standing. It has the financial and other resources required for the performance of its respective obligations under this Agreement and compliance with the terms hereof. It is solvent under the laws of its jurisdiction of incorporation and is able to pay its debts as they fall due. It has not received any written notice of any application or order having been made or resolution having been passed for its winding-up, judicial management, or administration, nor any written notice of the appointment of a liquidator, provisional liquidator, or judicial manager in respect of it.

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(f)	Breach of Law. It is not in breach of any Applicable Law, or any order, decree, or judgment of any court, tribunal, arbitrator, or mediator, which may have an adverse effect on its ability to perform and consummate the Transaction Documents to which it is a party, nor have any claims, proceedings, actions, or investigations alleging such breach been threatened in writing.

(g)	AML/FCPA. Such Party, and each of the Affiliates under its Control, and their respective employees, directors, and, to their knowledge, agents, have not, directly or indirectly, taken any action in violation of any applicable anti-bribery or anti-corruption laws, including the US Foreign Corrupt Practices Act (collectively, the “Anti-Bribery Laws”). Such Party, and each of the Affiliates under its Control, and their respective employees, directors, and, to their knowledge, agents, have not, directly or indirectly, corruptly given, loaned, paid, promised, offered, or authorized payment of money or anything of value to any “foreign official” or other government official, in violation of applicable Anti-Bribery Laws, to secure any improper advantage or to obtain or retain business for any Person or to achieve any other purpose prohibited by the Anti-Bribery Laws. Such Party, and each of the Affiliates under its Control, have established and implemented internal controls and procedures reasonably designed to ensure that violations of the Anti-Bribery Laws will be prevented, detected, and deterred. Such Party has maintained complete and accurate books and records, including records of payments to third parties and government officials, in accordance with applicable Anti-Bribery Laws and generally accepted accounting principles.

7.	Conduct Between Signing and Closing

7.1	Satisfaction of Closing Conditions

Each Party and the Company shall use its reasonable best efforts and do all things necessary or desirable in order to cause the satisfaction of each of its respective Closing Conditions for the consummation of the Transactions in a timely manner, including by using reasonable best efforts to obtain and deliver to the other Parties at or prior to the Closing, all consents, waivers and approvals required to be obtained by such Party or Company from any entity or Governmental Authority necessary therefor.

7.2	Further Assurance

Each Party shall exercise its rights, authority and powers, vote its Shares, cause the Directors or, if applicable, directors of other Group Companies, nominated by it to vote at any meeting of the Board or the board of other Group Companies (if applicable), and procure the other officers, legal representatives, other senior managers and employees nominated, designated or appointed by it to take or refrain from taking actions, in accordance with, and so as to give effect to, comply with or cause the compliance with, and implement or cause the implementation of, this Agreement and the Business Agreements, and, if applicable, shall cause each Group Company to exercise its rights and powers in accordance with, and so as to give effect to, comply with or cause the compliance with, and implement or cause the implementation of, this Agreement and the Business Agreements.

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7.3	Updates

Each Party shall keep the other and the Company promptly informed of any fact, circumstance or development which may result in any of the Closing Conditions not being satisfied, and of the fulfilment of any Closing Condition.

8.	[Reserved]

9.	Expenses

9.1	Transaction Expenses

(a)	All costs and expenses incurred by YYAI or JuCoin in connection with the entering into of or performance under this Agreement or the other Transaction Documents, including all third-party legal, accounting, financial advisory, or consulting fees and expenses, or any fees and expenses to be paid to any third party or Governmental Authority with respect to any required regulatory approvals or third-party consents, or such other fees and expenses incurred in connection with the due diligence, drafting, negotiation, execution, performance or completion of the Transactions (other than any amount of the Company Transaction Expenses (as defined below) advanced by such Party) (the relevant Party’s “Transaction Expenses”), shall be borne by the Party incurring such cost or expense.

(b)	All costs and expenses incurred by the Company in connection with the entering into of or performance under this Agreement or the other Transaction Documents, including all third-party fees and expenses incurred in connection with incorporation, administration, the preparation of registers, the filing of constitutional documents, execution, performance, or the completion of the Transactions (collectively, the “Company Transaction Expenses”), shall be borne (a) by the Company in the event the Closing occurs and (b) by YYAI and JuCoin on a 50:50 basis in the event the Closing does not occur. In the event of the foregoing (a), the Company shall reimburse each of YYAI and JuCoin for the Company Transaction Expenses advanced by such Party, and in the event of the foregoing (b), each of YYAI and JuCoin shall reimburse each other for the amount in excess of its pro-rata proportion of aggregate Company Transaction Expenses that has been advanced by such other Party.

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9.2	Operation Expenses

Upon the Closing, all administrative and operating costs, expenses, liabilities, and fees incurred by the Company shall be borne by the Company.

9.3	Taxes

Each of the Parties shall bear all Taxes arising from the Transactions pursuant to the requirements of Applicable Laws.

10.	Liability

The aggregate liability of each Party (together with its respective Affiliates) to the other, or to any other party, under or in connection with this Agreement, whether in contract, tort (including negligence), breach of statutory duty, indemnity or otherwise, shall not exceed USD 5,000,000, except where a court or arbitrator has determined the loss to arise from a Party’s bad faith, gross negligence or willful misconduct.

11.	Confidentiality

11.1	Scope of Confidentiality

Each Party agrees that for the purposes of this Agreement, subject to the excluded information described under Section 11.2, “Confidential Information” means, (A) all information of any nature and in any form, including, in writing or orally or in a visual or electronic form or in a magnetic or digital form relating, directly or indirectly, to (i) the provisions of this Agreement or any Transactions, (ii) discussions and negotiations in respect of the Transaction Documents, or (iii) any Party or any of its Affiliates or its or their respective business or assets, (B) any information secret, proprietary or confidential of the Business, such as trade secrets, know-how, formulas, technology, details of customers and suppliers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials, future projects, business development or planning, commercial relationships and negotiations, and (C) other information obtained by any Party from the other Parties at any time following the Closing. Any information secret, proprietary or confidential with respect to a certain Party or its respective assets and businesses (other than the Business) shall be deemed Confidential Information of such applicable Party hereunder.

11.2	Excluded Information

Information shall not be considered Confidential Information, if (i) it is or becomes public knowledge other than as a result of the information being disclosed in breach of the Transaction Documents; (ii) either Party can establish that the Receiving Party gets access to the information from a source not connected with the Disclosing Party without an obligation to keep it confidential; (iii) either Party can establish that the information was properly and lawfully in the Receiving Party’s possession prior to the time that it was disclosed to it; (iv) it is independently conceived, discovered, acquired or developed, whether before or after the date of this Agreement, by the Receiving Party; or (v) the Parties agree in writing that it is not confidential.

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11.3	Confidentiality Obligations

Subject to Section 11.4 below, any Confidential Information of a Disclosing Party shall not be disclosed to any Person except with the prior written consent of such Party, and each of the Parties undertakes: (a) to maintain the Confidential Information in strict confidence, (b) not to use the Confidential Information either directly or indirectly for any other purpose than for the performance of this Agreement and the operation of the Business; and (c) not to disclose the Confidential Information or part of it to any third party without the prior written consent of the Company and the other Parties.

11.4	Exceptions to Obligations

A Party or its Representatives (“Receiving Party”) who received any Confidential Information from another Party or its Representatives (“Disclosing Party”) may disclose the Confidential Information under the following circumstances. The confidentiality obligations hereunder shall not derogate from any confidentiality obligations any Party may have towards the Business or the Company in any other capacity, if any.

(a)	A Party may disclose Confidential Information to its attorneys, accountants, consultants, and other professionals who have a need to know such information and are subject to legal obligation of confidentiality to the extent necessary to obtain their services in connection with monitoring its investment in the Business or otherwise to enforce rights and obligations hereunder (“Representatives”).

(b)	In connection with periodic reports to their shareholders or partners, the Parties may, without first obtaining such written consent, make general statements, not containing technical or other confidential information, regarding the nature and progress of the Business and financial information, as long as such shareholders and partners are advised by a qualified and reputable outside legal counsel in writing that such information is confidential, but may not annex to such reports the full financial information to be provided in accordance with the provisions of this Agreement.

(c)	In the event that the Receiving Party is required by Applicable Law or regulation to annex financial information or this agreement or any other information obtained pursuant to the Transaction Documents to such reports, such Party shall disclose such financial information or otherwise (including this Agreement or any other Transaction Documents) only in a manner and scope legally required by Applicable Law.

(d)	In the event that the Receiving Party is requested, under legal proceeding in courts or under an investigation conducted by Governmental Authority, to disclose any part of the Confidential Information, to the extent feasible and legally permissible, it shall provide the other Parties with prompt written notice of any such request or requirement so that the other Parties may seek a preliminary or other protective order or other appropriate remedy. The Receiving Party requested to disclose the Confidential Information, will disclose to such authorities only that portion of the Confidential Information, which is legally required to be disclosed.

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11.5	Following Termination

Upon termination of this Agreement, any Disclosing Party may demand from the Receiving Party the return of any documents containing Confidential Information in relation to the Disclosing Party by notice in writing whereupon the Receiving Party shall (and shall use all reasonable endeavors to ensure that its Representatives shall) return such documents and destroy any copies of such documents and any other document or other record reproducing, containing or made from or with reference to the Confidential Information; save, in each case, the Receiving Party may retain (i) any attorney work product, (ii) any information that may be required by Applicable Law to be disclosed, (iii) any information retained for tax, audit or compliance purposes, and (iv) electronic back-up copies made in the ordinary course of business. Such return or destruction shall take place as soon as practicable after the receipt of any such notice.

12.	Effectiveness; Termination; Effect of Termination

12.1	Except that Sections 3 and 4 will become effective upon Closing, other terms of this Agreement shall become effective upon the date of this Agreement.

12.2	This Agreement may be terminated at any time, whether prior to or after the Closing upon written agreement of YYAI and JuCoin.

12.3	Without derogating from the Parties’ rights under any Applicable Law, this Agreement may be terminated by written notice of any Party at any time prior to the Closing if:

(a)	the Closing shall not have occurred by the six-month anniversary of the date of this Agreement (or such later date as may have been agreed by the Parties in writing); or

(b)	a Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, executive order, decree, judgment, injunction, or other order (whether temporary, preliminary, or permanent) which has the effect of preventing, enjoining, restraining, prohibiting, or otherwise making any Transaction Document or the Transactions illegal.

12.4	Consequences of Termination.

(a)	In the event of termination of this Agreement, no Party shall have any claim hereunder against any other Party, save in respect of any claim arising out of any antecedent breach under the Agreement giving rise to claims, actions, remedies, or other causes for relief, and the Parties shall take all actions necessary to restore each other to their respective positions prior to such actions being taken.

(b)	In the event that this Agreement is terminated for any reason prior to Closing, subject to Section 12.4(a), the Parties shall cooperate with each other to unwind the transactions then carried out or completed under this Agreement or the other Transaction Documents, dissolve the Company in accordance with the Applicable Law, or leave the Company under the ownership and control exclusively of one of the Parties and its designees, if any, and terminate any other then executed Transaction Documents, in each case unless otherwise agreed by the Parties in writing.

(c)	For the avoidance of doubt, the Parties agree that any provision in respect of Section 9 (Expenses), Section 11 (Confidentiality), Section 13 (Governing Law), Section 14 (Dispute Resolution), and Section 15 (Notices) shall survive the termination of this Agreement.

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13.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of New York without reference to principles of conflicts of law that would cause the application of the laws of any other jurisdiction.

14.	Dispute Resolution

14.1	All disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity, or termination (each a “Dispute”), shall be submitted to the decision of the chief executive officer or chairman of YYAI and the chief executive officer or chariman of JuCoin, who shall use their best efforts to settle such matters amicably through good-faith discussions.

14.2	In the event that the above-referenced chief executive officers or chairmen fail to reach an agreement with respect to the Dispute within 15 days after the Dispute is submitted to them, the Dispute shall be referred to and finally resolved by arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules. The seat of the arbitration shall be the City of New York, and the language of the Proceedings shall be English. Each party hereby consents to arbitration demands and similar documents relating to the arbitration proceeding being served or delivered by mailing a copy thereof via registered or certified mail or express courier (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such delivery shall constitute good and sufficient notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve a demand or deliver any notice in any other manner permitted by law. Each Party hereto agrees that it will not bring any action relating to this Agreement, or to any issues relating more broadly to the Parties’ relationship, in any court. However, judgment upon any award and/or order may be entered in any court having jurisdiction thereof. If any party shall commence an arbitration proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation, and prosecution of such proceeding.

14.3	Except as may be required by law, neither Party nor any arbitrator may disclose the existence, content, or results of any arbitration without the prior written consent of both Parties, unless to protect or pursue a legal right.

14.4	When a Dispute occurs and is subject to arbitration under Section 14.2, except for the matters subject to such Dispute, all Parties shall continue to exercise, perform and fulfill their respective rights, duties and obligations, as the case may be, under and in accordance with the provisions of this Agreement.

15.	Notices

15.1	All notices, requests, demands and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be sent by courier or e-mail and addressed to such party’s address as set forth below or at such other address as the party shall have furnished to each other Party in writing in accordance with this Section 15:

(a)	If to YYAI:

Address: 74 E. Glenwood Ave. #320, Smyrna, DE 19977

Attention: Hongyu Zhou, Chairman

E-mail: [____]

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(b)	If to JuCoin:

Address: International Plaza, 10 Anson Road #28-18, Singapore 079903

Attention: Wang Qi

E-mail: [____]

(c)	If to the Company:

To the address, phone and e-mail conveyed to YYAI and JuCoin under separate cover.

15.2	Any notice, request, demand and other communication under this Agreement sent in accordance with this Section 15 shall be effective (i) if delivered in person, on the date of such delivery, (ii) if by certified or registered mail (return receipt requested), the delivery date shown in the records provided by the post office or, in the absence of such records, 10 days after the mailing thereof, (iii) if by express delivery service (e.g., DHL), the delivery date shown in a notice by such delivery service or, in the absence of such notice, four days after being so sent, or (iv) if by electronic mail, on the day that such electronic mail was sent, provided that such day is a Business Day in the jurisdiction of the recipient and no automatic notice is received by the sender indicating a delivery failure.

15.3	For the avoidance of doubt, any notice of change of address shall only be valid upon receipt.

16.	Miscellaneous

16.1	The Transaction Documents constitute the whole and only agreement and supersede any previous agreements between the Parties relating to its subject matter. The recitals, and any schedules, annexes and exhibits hereto, are an integral part of this Agreement.

16.2	No variation of this Agreement is valid unless it is in writing and signed by or on behalf of each Party.

16.3	The rights, powers, and remedies contained in this Agreement are cumulative and not exclusive of any rights or remedies provided by Applicable Law.

16.4	No waiver by any Party of any requirement of this Agreement or of any remedy or right under this Agreement will be effective unless given by written notice signed by that Party. No waiver of any particular breach of this Agreement will operate as a waiver of any repetition of that breach.

16.5	No delay or failure on the part of any Party in exercising a right, power, or remedy provided by Applicable Law or under this Agreement will impair that right, power, or remedy or operate as a waiver of it or any other rights and remedies. The single or partial exercise of any right, power, or remedy provided by Applicable Law or under this Agreement will not preclude any other or further exercise or the exercise of any other rights, power or remedy.

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16.6	Any release, waiver, or compromise or any other arrangement which the Parties give or enter into in connection with this Agreement does not affect any right or remedy of the Parties as regards any of the other Parties or the liabilities of any other such Person under or in relation to this Agreement.

16.7	In each case in which a Party is required in this Agreement to cause the Directors, or any directors of the board of any Subsidiary, to vote in favor of a resolution, or cause such Person or any other officer, manager, or other personnel appointed or nominated by it to carry out any action, if any such Person does not vote in favor of such resolution, or does not carry out such action as instructed, the Party that appointed such Person shall promptly remove and replace such Person and cause the newly appointed Person to the relevant capacity, office, seat, or position to vote in favor of the relevant resolution and/or carry out the relevant action. Each Party shall fulfill its obligations under each Transaction Document to which it is a party.

16.8	In the event of any conflict between the provisions of this Agreement and the Company Constitution, the provisions of this Agreement shall prevail for so long as this Agreement remains in force, and the Shareholders shall, where possible, forthwith cause such alterations to be made to the Company Constitution as are required to remove such conflict.

16.9	This Agreement may be executed in any number of counterparts but is not effective until each Party has executed at least one counterpart. Each counterpart, once executed, forms part of, and all those counterparts will together constitute, this Agreement.

16.10	Except as otherwise expressly provided herein, this Agreement will inure to the benefit of, and be binding upon, the Parties and the respective successors in title and personal representatives of each Party and will be binding upon any permitted assignees and transferee of Equity Securities in accordance with and subject to the provisions of this Agreement. This Agreement is personal to the Parties, and the rights and obligations hereunder are not capable of assignment other than by mutual consent of YYAI and JuCoin.

16.11	Except as otherwise provided explicitly hereunder, the terms of this Agreement are not intended to be enforceable by any Person who is not a party to this Agreement, and a Person who is not a party to this Agreement shall not have any rights to enforce or enjoy the benefit of any of the terms of this Agreement. Notwithstanding any provision of this agreement, the rights of the parties to terminate, rescind, or agree on any variation, waiver, or settlement under this agreement are not subject to the consent of any third party at any time. Nothing in this Agreement shall be deemed to constitute a partnership among any of the Parties hereto.

16.12	If a provision of this Agreement is or becomes or is found by a court or other competent authority to be illegal, invalid or unenforceable, in whole or in part, under any Applicable Law, such provision will to that extent only be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement will not be affected or impaired.

[Signature page to follow]

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IN WITNESS WHEREOF the Parties hereto have duly executed this Joint Venture Agreement on the date first above written.

CONNEXA SPORTS TECHNOLOGIES INC.

By:	/s/ Hongyu Zhou
Name:	Hongyu Zhou
Title:	Chairman

JUCOIN CAPITAL PTE LTD

By:	/s/ Qi Wang
Name:	Qi Wang
Title:	Director